Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 3, 2025, in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-283150) and related Prospectus of Emergent BioSolutions Inc. for the registration of 3,613,338 shares of its common stock, which includes up to 2,500,000 shares of common stock issuable upon the exercise of its warrants, and 2,500,000 warrants to purchase up to 2,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

March 4, 2025